CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2010 RESULTS

Norton, Massachusetts, May 10, 2010. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $5.4 million and net income of $165 thousand or $0.01 per basic and diluted share for the fiscal quarter ended March 27, 2010. This compares with revenue of $3.1 million and net income of $95 thousand or $0.01 per basic and diluted share for the fiscal quarter ended March 28, 2009.

Grant Bennett, President, said, "We are very pleased with the 77% increase in revenues in Q1 2010 compared to Q1 2009 resulting from several independent and very positive factors. Demand for heatspreaders used for internet routers and switches increased primarily as a result of improvements in the macroeconomic environment, secondarily due to new products entering production. Demand for baseplates used in motor controls for trains, subway cars and wind turbines increased due primarily to CPS gaining market share, secondarily to improvements in the macroeconomic environment. Demand for baseplates used in hybrid and electric vehicles increased as demand for products currently in production increased, and as we shipped increased numbers of qualification samples for future programs. Demand for hermetic packages remained steady."

Although revenues from the Company`s contract with the Army for armor development declined slightly, the decline is merely typical quarter-to-quarter fluctuations due to timing of specific tasks.

Net income increased 73% in Q1 2010 compared to Q1 2009. In Q1 2010 we incurred significant overtime expense as we ramped up production. We have been hiring throughout Q1 and expect less overtime expense in Q2 and throughout the rest of the year. Income tax expenses in Q1 2010 were also considerably higher due to increased income and because the deferred tax asset valuation allowance associated with net operating loss carryforwards was reduced to zero at the end of 2009. Pretax income in Q1 2010 was 168% higher than pretax income in Q1 2009.

Our products are used in high-power, high-reliability applications, providing both higher performance and improved efficiency in the use or generation of energy. These applications are in the mainstream of the growing movement towards alternative energy and "green" lifestyles. Management believes underlying demand for these applications is growing, and that CPS is well positioned to capture that growth.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2010 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC BULLETIN BOARD: CPSH)

Quarter Ended:	March 27, 2010	March 28, 2009

Revenues	$5,409,186	$3,052,641

Net income	$164,643	$95,090

Basic and diluted income per share	$0.01	$0.01

Weighted average basic shares	12,624,959	12,624,959

Weighted average diluted shares	12,917,980	13,013,718